Exhibit 99.1

NEWS RELEASE

Contact:
Sheila G. Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP ANNOUNCES PASSING OF

DIRECTOR & AUDIT COMMITTEE CHAIRMAN

Wayne, PA — June 30, 2008 — Triumph Group, Inc. (NYSE:TGI) today announced with great sadness that William O. Albertini, a member of its board of directors, passed away unexpectedly on Saturday, June 28, 2008.  Mr. Albertini had served as a director since 1999 and chaired the board’s audit committee. He also served on the board’s nominating and corporate governance committee and finance committee.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “Over his nine years of service, Bill Albertini served as an active steward of the company’s and the stockholders’ interests.  The company has benefited significantly from his business and financial insights, probing questions and attention to detail, and he will be greatly missed. Our thoughts today are with his wife, Kate, and his family. To them we extend our deepest condolences.”

Mr. Albertini had served as Executive Vice President and Chief Financial Officer of Bell Atlantic Corp. from 1991 through 1997.  In 1997, Mr. Albertini became Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless, a wireless communication company, and remained in that position until his retirement in 1999.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.